Exhibit 99
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
OCTOBER 17, 2006
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION
ANNOUNCES LONG-TERM DEBT PLACEMENT

DOVER, DE - Chesapeake Utilities Corporation announced today the successful completion of a $20 million long-term private placement of 5.50 percent unsecured Senior Notes, maturing on October 12, 2020. The Senior Notes were placed with The Prudential Insurance Company of America, Prudential Retirement Insurance and Annuity Company and United of Omaha Life Insurance Company. The proceeds received in the placement were used to pay down a portion of the Company’s outstanding short-term debt. The terms and conditions of this placement are similar to the terms and conditions of the Company’s other unsecured Senior Notes.

Michael P. McMasters, Senior Vice President and Chief Financial Officer, said: “We are pleased to have locked in this placement at such competitively priced terms. The placement of long-term debt at 5.50 percent demonstrates our continued ability to raise capital at attractive rates to fund our capital expenditure program. Chesapeake is positioned to make the capital investments required to support the growth in our utility service areas, both from a natural gas transmission and distribution standpoint, including continued expansion of our pipeline into eastern Sussex County. The proceeds from this financing were used to pay down short-term debt, which was used to temporarily finance these capital investments.”

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane distribution and wholesale marketing, advanced information services and other related businesses. Information about Chesapeake’s businesses is available at www.chpk.com.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for the year ended December 31, 2005 for further information on the risks and uncertainties related to the Company’s forward-looking statements.

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FOR MORE INFORMATION:
Michael P. McMasters
Senior Vice President and Chief Financial Officer
302.734.6799